Exhibit 99.1
Graham Corporation 20 Florence Avenue Batavia, NY 14020
IMMEDIATE RELEASE
Graham Corporation Reports 252% Increase in Net Income on 55% Growth in Sales for Second Quarter Fiscal Year 2006
•	Gross margin improves to 33% from 11%

•	Earnings per share more than triple to $0.36 from $0.11

•	First half bookings of $33.3 million
BATAVIA, NY, November 1, 2005 – Graham Corporation (AMEX: GHM), a designer, manufacturer, and global supplier of ejectors, pumps, condensers, vacuum systems and heat exchangers for the oil refining, petrochemical and power generation industries, today reported results for its second quarter ended September 30, 2005. Net sales for the second quarter of $14.0 million were up $5.0 million, or 55%, from sales of $9.1 million in the same quarter last year. Net income was $1.4 million in the quarter compared with $383 thousand in the same prior year period, a 252% increase, while diluted earnings per share grew to $0.36 from $0.11.
Gross margin for the second quarter was 33%, up from 10.5% in the second quarter of the previous fiscal year and 28.4% in the first quarter of this fiscal year. Due to the continued high demand for condenser and ejector systems, particularly in Canada, Asia and the Middle East, higher sales volume of engineered systems and improved selling prices had a positive impact on gross margin.
William C. Johnson, President and CEO of Graham Corporation commented, “The sales potential for our condenser and ejector systems is significant and reflects expansions and facility enhancements in oil refineries and petrochemical production plants worldwide. Based on industry-wide backlog trends of engineering and procurement contractors, which manage refinery and petrochemical projects, as well as industry growth expectations indicated by the record number of shipyard orders for large crude oil and other oceanic vessels, we anticipate market demand could be sustained for several years. Based on our review of industry publications, we believe that there are over 100 global refinery and petrochemical projects planned for development over the next five years.”
Net sales in the second quarter were approximately 51% to oil refinery projects, 16% to chemical and petrochemical projects and 15% to power projects. The remaining 18% of net sales were for other industrial or commercial applications. Approximately 10% of net sales were from the sale of Graham’s heat exchanger products which include the Heliflow®, MicroMix and plate-type heat exchangers that are sold primarily through distributors and independent representatives. International sales in the second quarter were 50% of total sales. Exports to Canada, Asia and the Middle East were up 47% over the same period last year.
For the three months ended September 30, 2005, selling, general and administrative expenditures increased 32%, or $621 thousand, compared with the same period last year. Included in the increase were approximately $475 thousand in consulting fees associated with strategic planning and operational restructuring, costs for the implementation of section 404 of the Sarbanes Oxley Act, and the addition of sales personnel in Europe and China. Operating margin improved to 14.8% from 6.8% in the second quarter of the prior fiscal year and 9.2% in the first quarter of fiscal year 2006.
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Graham Corporation Reports 252% Increase in Net Income on 55% Growth in Sales
for Second Quarter Fiscal Year 2006
November 1, 2005
“Operationally, our margins have expanded early in our cycle to historical levels. Most of this improvement resulted from a combination of volume and pricing. We are also investing heavily in our technology infrastructure to increase engineering and production efficiencies and capacity to continue providing the timely, quality service our customers expect, even during this very strong demand cycle. We could see cost challenges with rising energy and material costs which may impact gross margins if we are not able to pass these on to the market. Nonetheless, we believe our highly skilled personnel coupled with automated processes provide a competitive advantage that will enable us to maintain our command of the vacuum systems market in the oil refinery and petrochemical industries.” Mr. Johnson added.
Net cash generated by operating activities was $1.87 million for the three months ended September 30, 2005, and $7.7 million for the first six months of fiscal year 2006, compared with net cash used by continuing operations of $1.8 million during the first six months last fiscal year. Higher profits and a reduction in working capital, due to reduced inventories and accounts receivable and increased customer deposits, contributed to this increase.
Capital expenditures for the quarter were $399 thousand compared with $13 thousand in the second quarter last year. Total capital expenditures of $2 million are expected for fiscal year 2006 for continued lean manufacturing initiatives, information technology and engineering software enhancements. Approximately $434 thousand of additional capital has been committed as of the end of the quarter.
On July 28, 2005, Graham’s Board of Directors declared a two-for-one stock split of the common shares. The two-for-one stock split was effected as a stock dividend, and stockholders received one additional share of common stock for every share of common stock held on the record date of September 1, 2005. The new common shares were distributed on October 3, 2005.
Six-Month Review
Net sales for the first half of fiscal 2006 were $25.8 million, up 48% from net sales of $17.4 million for the first half of fiscal 2005. Gross margins for the six-month periods ended September 30, 2005 and 2004 were 31% and 10%, respectively. Net income and diluted earnings per share for the first half of fiscal 2006 were $2.1 million and $0.56, respectively. This represents an increase of $2.6 million and $0.74 per share over the net loss for the first half of the prior fiscal year.
Outlook
Orders received in the second quarter of fiscal 2006 were $12.8 million compared with $9.1 million in the second quarter of fiscal 2005, a 41% increase. Export orders increased 88% when compared with the same quarter last year, while domestic orders were up 22%. Of the orders received in the second fiscal quarter, approximately 47% were for refinery projects, 27% were associated with chemical and petrochemical facilities, 6% were power related, and 20% were for other industrial and commercial applications. Orders received in the first six months of fiscal 2006 were $33.3 million, a 47% increase over orders received during the first half of fiscal 2005.
Due to the timing of the release of orders by customers, the trend of bookings from quarter-to-quarter is not reflective of the future sales potential for Graham. Rather, Graham believes that a six to 12-month perspective of orders received provides a better indication of demand trends.
As of September 30, 2005, backlog was $30.0 million compared with $18.9 million at September 30, 2004, a 59% increase. Approximately 41% of the backlog can be attributed to equipment for refinery work, 33% to chemical and petrochemical projects, 14% to power generation projects and 12% to a variety of other industrial and commercial applications.
Mr. Johnson added, “Our strategy for growth is to maximize the opportunities of the current cycle and to increase our market share in the Asian and Middle East regions. We believe our core competence is in our ability to engineer vacuum systems and see the potential to expand this expertise in Asia. The growth of Asia and the Middle East regions provide excellent opportunities for Graham.”

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Graham Corporation Reports 252% Increase in Net Income on 55% Growth in Sales
for Second Quarter Fiscal Year 2006
November 1, 2005
Graham also reaffirms its prior guidance that anticipated sales in Fiscal Year 2006 are expected to be in the range of $55 to $60 million.
Webcast and Conference Call
Graham’s senior management team will host a conference call and webcast on November 1, 2005 at 10:00 a.m. eastern time to discuss Graham’s second quarter performance. The webcast can be accessed at www.graham-mfg.com. Participants should go to the website approximately 10 to 15 minutes prior to the scheduled conference in order to register and download any necessary audio software. The teleconference can be accessed by calling (877) 407-9039 approximately 5 to 10 minutes prior to the call.
A replay of the call will be available through November 8, 2005 at 11:59 p.m. eastern time at (877) 660-6853, by entering account number 3055 and conference ID number 172838. An archive of the webcast and a transcript of the teleconference will also be available at www.graham-mfg.com.
ABOUT GRAHAM CORPORATION
With world-renowned engineering expertise in vacuum and heat transfer technology, Graham Corporation is a designer, manufacturer and global supplier of ejectors, pumps, condensers, vacuum systems and heat exchangers. Over the past 70 years, Graham has built a reputation for top quality, reliable products and high-standards of customer service. Sold either as components or complete system solutions, the principle markets for Graham’s equipment are the petrochemical, oil refining and electric power generation industries, including cogeneration and geothermal plants. Graham equipment can be found in diverse applications, such as metal refining, pulp and paper processing, ship-building, water heating, refrigeration, desalination, food processing, drugs, heating, ventilating and air conditioning.
Graham’s reach spans the globe. Its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East. More information regarding Graham can be found at its website: www.graham-mfg.com
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that Graham expects or anticipates will occur in the future, including statements relating to the Graham’s anticipated revenues, foreign sales operations, its strategy to build its global sales representative channel, the effectiveness of automation in expanding its engineering capacity, its ability to improve cost competitiveness, customer preferences and changes in market conditions in the industries in which Graham operates are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham’s Annual and Quarterly Reports filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of Graham’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham’s forward-looking statements. Except as required by law, Graham disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.
For more information contact:
J. Ronald Hansen, Vice President — Finance and Administration, and CFO
Phone: (585) 343-2216 Email: rhansen@graham-mfg.com
-OR-
Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com
TABLES FOLLOW.

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Graham Corporation Reports 252% Increase in Net Income on 55% Growth in Sales
for Second Quarter Fiscal Year 2006
November 1, 2005
Graham Corporation Second Quarter FY 2006
Consolidated Statements of Operations and Retained Earnings
(Dollar amounts in thousands except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Net sales	$14,044	$9,071	$25,793	$17,352

Cost, expenses and other income:
Cost of products sold	9,415	8,118	17,826	15,618
Selling, general and administrative	2,547	1,926	4,800	3,887
Other income	—	(1,592)	—	(1,592)
Interest expense	4	5	9	10

Total costs, expenses and other income	11,966	8,457	22,635	17,923

Income (loss) from continuing operations before income taxes	2,078	614	3,158	(571)
Provision (benefit) for income taxes	728	222	1,105	(214)

Income (loss) from continuing operations	1,350	392	2,053	(357)
Loss from discontinued operations (net of income tax benefit of $11 and $112 for the three and six-month periods ended September 30, 2004, respectively)	—	(9)	—	(237)

Net income (loss)	1,350	383	2,053	(594)
Retained earnings at beginning of period	14,699	16,262	14,082	17,322
Dividends	(91)	(83)	(177)	(166)

Retained earnings at end of period	$15,958	$16,562	$15,958	$16,562

Per Share Data:
Basic:
Income (loss) from continuing operations	$.38	$.12	$.58	$(.11)

Loss from discontinued operations	$—	$—	$—	$(.07)

Net income (loss)	$.38	$.11	$.58	$(.18)

Diluted:
Income (loss) from continuing operations	$.36	$.12	$.56	$(.11)

Loss from discontinued operations	$—	$—	$—	$(.07)

Net income (loss)	$.36	$.11	$.56	$(.18)

Weighted average diluted shares outstanding:	3,721	3,403	3,657	3,354

Graham Corporation Reports 252% Increase in Net Income on 55% Growth in Sales
for Second Quarter Fiscal Year 2006
November 1, 2005
Graham Corporation Second Quarter FY 2006
Consolidated Balance Sheets
(Dollar amounts in thousands except per share data)
(Unaudited)
(Dollar amounts in thousands, except per share data)

	September 30,	March 31,
	2005	2005
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$743	$724
Investments	8,451	1,993
Trade accounts receivable, net of allowances ($30 and $28 at September 30 and March 31, 2005, respectively)	6,297	10,026
Unbilled revenue	4,215	3,620
Inventories, net	4,178	4,823
Domestic and foreign income taxes receivable	72	45
Deferred income tax asset	1,031	719
Prepaid expenses and other current assets	335	139

Total current assets	25,322	22,089
Property, plant and equipment, net	7,779	7,649
Deferred income tax asset	2,333	3,747
Other assets	73	44

Total assets	$35,507	$33,529

Liabilities and Stockholders’ Equity

Current liabilities:
Short-term debt	$—	$1,872
Current portion of long-term debt	49	48
Accounts payable	2,361	3,374
Accrued compensation	3,310	2,802
Accrued expenses and other liabilities	1,240	1,494
Customer deposits	3,609	1,295

Total current liabilities	10,569	10,885

Long-term debt	51	44
Accrued compensation	245	213
Other long-term liabilities	283	364
Accrued pension liability	2,370	3,141
Accrued postretirement benefits	2,246	2,304

Total liabilities	15,764	16,951

Stockholders’ equity:
Preferred stock, $1 par value — Authorized, 500,000 shares
Common stock, $.10 par value — Authorized, 6,000,000 shares Issued, 3,798,010 and 3,593,480 shares at September 30 and March 31, 2005, respectively	190	180
Capital in excess of par value	6,783	5,553
Retained earnings	15,958	14,082
Accumulated other comprehensive loss
Minimum pension liability adjustment	(1,698)	(1,698)
Cumulative foreign currency translation adjustment	(1)	—
Treasury stock (198,246 shares at September 30 and March 31, 2005)	(1,385)	(1,385)
Notes receivable from officers and directors	(104)	(154)

Total stockholders’ equity	19,743	16,578

Total liabilities and stockholders’ equity	$35,507	$33,529

Graham Corporation Reports 252% Increase in Net Income on 55% Growth in Sales
for Second Quarter Fiscal Year 2006
November 1, 2005
Graham Corporation Second Quarter FY 2006
Consolidated Statements of Cash Flows
(Dollar amounts in thousands except per share data)
(Unaudited)

	Six Months Ended
	September 30,
	2005	2004
Operating activities:
Income (loss) from continuing operations	$2,053	$(357)

Adjustments to reconcile income (loss) from continuing operations to net cash provided (used) by operating activities of continuing operations:
Non cash other income		(1,592)
Depreciation and amortization	394	390
Discount accretion on investments	(75)	(19)
Gain (loss)on disposal of property, plant and equipment	(3)	1

Deferred income taxes	1,102	(214)
(Increase) decrease in operating assets:
Accounts receivable	3,729	2,198
Unbilled revenue	(595)	—
Inventories	645	(1,227)

Domestic and foreign income taxes receivable/payable	(27)	(10)

Prepaid expenses and other current and non-current assets	(235)	(154)
Increase (decrease) in operating liabilities:
Accounts payable	(1,014)	(108)
Accrued compensation, accrued expenses and other current and non-current liabilities	168	(322)
Customer deposits	2,314	(78)
Long-term portion of accrued compensation, accrued pension liability and accrued postretirement benefits	(798)	(269)

Total adjustments	5,605	(1,404)

Net cash provided (used) by continuing operations	7,658	(1,761)
Net cash used by discontinued operations	—	(324)

Net cash provided (used) by operating activities	7,658	(2,085)

Investing activities:
Purchase of property, plant and equipment	(480)	(40)
Proceeds from sale of property, plant and equipment	1	—
Purchase of investments	(13,883)	(4,585)
Redemption of investments at maturity	7,500	6,802

Net cash (used) provided by investing activities of continuing operations	(6,862)	2,177

Net cash used by investing activities of discontinued operations	—	(51)

Net cash (used) provided by investing activities	(6,862)	2,126

Financing activities:
Decrease in short-term debt, net	(1,872)	200
Principal repayments on long-term debt	(24)	(21)
Issuance of common stock	1,240	57
Collection of notes receivable from officers and directors	50	15
Dividends paid	(171)	(166)

Net cash (used) provided by financing activities of continuing operations	(777)	85

Net cash provided by financing activities of discontinued operations	—	18

Net cash (used) provided by financing activities	(777)	103

Effect of exchange rate on cash	—	—

Net increase in cash and equivalents	19	144
Cash and cash equivalents at beginning of period	724	467

Cash and cash equivalents at end of period	$743	$611

Graham Corporation Reports 252% Increase in Net Income on 55% Growth in Sales
for Second Quarter Fiscal Year 2006
November 1, 2005
Graham Corporation Second Quarter FY 2006
Additional Information
(from continuing operations)
     Order and Backlog Trend
     (Dollar amounts in thousands)

	Q1 05	Q2 05	Q3 05	Q4 05	FY 2005
	6/30/04	9/30/04	12/31/04	3/31/05	3/31/05
Orders	$13,487	$9,084	$13,953	$13,333	$49,857
Backlog	$18,776	$18,894	$22,145	$22,376	$22,376

	Q1 06	Q2 06	First Half
	6/30/05	9/30/05	FY 2006
Orders	$20,425	$12,833	$33,258
Backlog	$31,145	$30,002	$30,002
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